SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2018

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35727	77-0467272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Winchester Circle

Los Gatos, CA 95032

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number including area code: (408) 540-3700

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On April 23, 2018, Netflix, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, as representative of the several initial purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), relating to the sale by the Company of $1.9 billion aggregate principal amount of its 5.875% Senior Notes due 2028 (the “Notes”), in a private placement to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act (the “Offering”). The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include content acquisitions, production and development, capital expenditures, investments, working capital and potential acquisitions and strategic transactions. The Purchase Agreement contains customary representations, warranties and covenants by the Company together with customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The description of the Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Indenture

On April 26, 2018, the Company entered into an indenture (the “Indenture”), between the Company and Wells Fargo Bank National Association, as trustee (the “Trustee”), pursuant to which the Company issued the Notes.

The Notes mature on November 15, 2028, and bear interest at a rate of 5.875% per annum. Interest on the Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2018.

The Company may redeem the Notes, in whole or in part, at any time prior to maturity at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any.

If the Company experiences specified change of control triggering events, the Company must offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date.

The Indenture contains covenants that, among other things, restrict the ability of the Company and its domestic restricted subsidiaries to:

•	create certain liens and enter into sale and lease-back transactions;

•	create, assume, incur or guarantee certain indebtedness; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all of the Company and its subsidiaries assets, to another person.

These covenants are subject to a number of other limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving the Company and its significant subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes under the Indenture will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes under the Indenture may declare all of such Notes to be due and payable immediately.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture and form of Note included in the Indenture, copies of which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

On April 23, 2018, the Company issued a press release announcing that it proposes to offer $1.5 billion aggregate principal amount of its senior notes. A copy of the press release is attached as Exhibit 99.1.

On April 23, 2018, the Company issued a press release announcing the pricing of its offering of $1.9 billion aggregate principal amount of its 5.875% Senior Notes due 2028. A copy of the press release is attached as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of April 26, 2018, by and between Netflix, Inc. and Wells Fargo Bank National Association, as Trustee.

4.2	Form of Note (included in Exhibit 4.1).

10.1	Purchase Agreement, dated as of April 23, 2018, between Netflix, Inc. and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers listed in Schedule 1 thereto.

99.1	Press release issued by Netflix, Inc. on April 23, 2018, announcing that it proposes to offer $1.5 billion senior notes.

99.2	Press release issued by Netflix, Inc. on April 23, 2018, announcing pricing of its 5.875% Senior Notes due 2028.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

/s/ David Hyman
By:	David Hyman
Title:	General Counsel

Dated: April 26, 2018